Exhibit 99.01

Golfsmith Announces Fourth Quarter and Fiscal 2009 Results

AUSTIN, February 25, 2010 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the fourth quarter and fiscal 2009 ended January 2, 2010.  The fourth quarter of fiscal 2009 represented a 13-week period compared to the fourth quarter of fiscal 2008, which was a 14-week period.

Fourth Quarter Highlights:

•                  Net revenues totaled $63.8 million as compared to $67.8 million in the fourth quarter of 2008; comparable store sales increased 0.9% while sales from the Company’s direct-to-consumer-channel decreased 21.3%. Total net revenues represent 13 weeks in 2009 as compared to 14 weeks in 2008.  Comparable store sales are calculated on a 13-week basis for both quarters presented.

•                  Operating loss totaled $6.4 million for the fourth quarter of fiscal 2009 compared to a loss of $6.6 million for the fourth quarter of fiscal 2008.

•                  Net loss for the fourth quarter of fiscal 2009 totaled $6.3 million or $0.39 per share. This compares to a net loss of $6.5 million or $0.40 per share for the fourth quarter of fiscal 2008.

•                  The Company ended the fourth quarter with $36.0 million of outstanding borrowings under its credit facility and borrowing availability of $16.1 million. This compares to $51.7 million of outstanding borrowings under its credit facility and borrowing availability of $5.9 million at January 3, 2009.

Fiscal Year 2009 Highlights:

•                  Net revenues totaled $338.0 million as compared to $378.8 million in fiscal 2008; comparable store sales decreased 7.9% and sales from the Company’s direct-to-consumer channel decreased 25.8%.  Total net revenues represent 52 weeks in fiscal 2009 compared to 53 weeks in fiscal 2008. Comparable store sales are calculated on a 52-week basis in both fiscal years.

•                  Operating loss totaled $2.1 million for fiscal 2009 compared to operating income of $2.3 million for fiscal 2008.  In fiscal 2009, the Company recorded a $0.4 million, or $0.03 per share, one-time litigation settlement charge and a $0.5 million, or $0.03 per share, non-recurring charge related to severance associated with organizational changes.  In fiscal 2008, the Company recorded a $1.9 million, or $0.12 per diluted share, non-recurring charge related to severance associated with organizational changes.

•                  Net loss for fiscal 2009 totaled $3.5 million, or $0.22 per share. This compares to a net loss of $0.5 million or $0.03 per share for fiscal 2008.

Martin Hanaka, chairman and chief executive officer of Golfsmith commented, “While the economic environment remains challenging and uncertain, we are encouraged that sales trends have stabilized. Going forward, we will continue to maintain inventory discipline and cost controls while at the same time employing our previously stated initiatives to drive improved sales and earnings. Specifically, we plan to focus on improving the retail business with an increased emphasis on the Company's selling culture and we plan to open four new stores in selective strategic locations in fiscal 2010.  Also, we continue to be focused on ways to institute gross margin enhancements; refine the direct-to-consumer business; and execute operational excellence. We also anticipate continuing to generate positive free cash flow.”

Conference Call Information

The company will host a conference call today at 9:00 a.m. (eastern time) to discuss its fourth quarter and fiscal 2009 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering passcode 1530347.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
			(audited)
Net revenues	$63,849,644	$67,840,305	$338,025,688	$378,772,097
Cost of products sold	42,184,747	46,979,673	222,536,657	251,134,234
Gross profit	21,664,897	20,860,632	115,489,031	127,637,863

Selling, general and administrative	27,975,226	26,995,142	117,183,115	124,774,549
Store pre-opening/closing expenses	82,898	176,515	426,553	254,934
Impairment of long-lived assets	—	284,229	—	284,229
Total operating expenses	28,058,124	27,455,886	117,609,668	125,313,712

Operating income (loss)	(6,393,227)	(6,595,254)	(2,120,637)	2,324,151

Interest income (expense), net	(244,422)	(674,334)	(1,304,625)	(2,875,748)
Other income (expense), net	13,306	160,996	63,497	157,376
Loss before income taxes	(6,624,343)	(7,108,592)	(3,361,765)	(394,221)

Income tax expense (benefit)	324,706	621,475	(182,850)	(121,390)

Net loss	$(6,299,637)	$(6,487,117)	$(3,544,615)	$(515,611)

Net loss per common share:
Basic	$(0.39)	$(0.40)	$(0.22)	$(0.03)
Diluted	$(0.39)	$(0.40)	$(0.22)	$(0.03)

Weighted average number of common shares outstanding:
Basic	16,092,183	16,032,153	16,069,601	15,970,581
Diluted	16,092,183	16,032,153	16,069,601	15,970,581

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	January 2, 2010	January 3, 2009
	(audited)
ASSETS
Current assets:
Cash	$696,198	$2,655,009
Receivables, net of allowances	1,949,411	1,597,486
Inventories	77,991,098	90,499,949
Prepaid expenses and other current assets	6,997,093	9,288,142
Total current assets	87,633,800	104,040,586

Property and equipment, net	56,475,787	56,882,944
Intangible assets, net	25,945,699	26,168,897
Other long-term assets	1,076,592	1,151,737

Total assets	$171,131,878	$188,244,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,631,842	$34,920,442
Accrued expenses and other current liabilities	19,491,865	20,531,163
Total current liabilities	54,123,707	55,451,605

Deferred rent liabilities	13,412,548	11,078,000
Long-term debt	36,000,000	51,708,222
Total liabilities	103,536,255	118,237,827

Total stockholders’ equity	67,595,623	70,006,337

Total liabilities and stockholders’ equity	$171,131,878	$188,244,164